Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Rodger Levenson
April 28, 2016	(302) 571-7296 rlevenson@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS EPS OF $0.52, ROA OF 1.13% AND ROTCE OF 13.1% FOR THE

1ST QUARTER OF 2016, DRIVEN BY STRONG GROWTH IN REVENUE AND

CONTINUED POSITIVE OPERATING LEVERAGE

WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $15.8 million, or $0.52 per diluted common share for the first quarter of 2016 compared to net income of $12.9 million, or $0.45 per share for the first quarter of 2015 and net income of $14.0 million, or $0.46 per share for the fourth quarter of 2015.

Highlights for the first quarter of 2016:

•	Core(n) earnings per share (enumerated below) of $0.53 increased 20% from $0.44 for the first quarter of 2015; and core(n) return on average assets (ROA) increased 10% to 1.14% from 1.04% for the first quarter of 2015.

•	Core(n) net revenue increased $9.5 million, or 16% from the first quarter of 2015, including a $7.4 million, or 19% increase in core(n) net interest income and a $2.1 million, or 10% increase in core(n) fee income, reflecting both strong organic and acquisition growth. Core(n) noninterest expense increased $4.3 million, or only 11% in that same period, resulting in 5 points of positive operating leverage and an improved efficiency ratio.

•	Commercial loans grew at a 5% annualized rate led by more than 8% growth in both Commercial and Industrial (C&I) and Commercial Real Estate (CRE) lending, reflecting continued success in winning good market share.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

Notable (Non-Core) items in the quarter:

•	WSFS recorded $569,000 (pre-tax), or more than $0.01 per share (after-tax) in expenses related to corporate development (M&A) activities during the first quarter of 2016, primarily related to the acquisition of Alliance Bank, which closed in early October 2015, and the pending combination with Penn Liberty Bank, scheduled to close in August 2016. WSFS recorded $0.01 per share in corporate development costs in the first quarter of 2015.

•	WSFS realized $305,000, or less than $0.01 per share in net gains on securities sales from its investment portfolio during the first quarter of 2016. WSFS recorded $0.01 per share in net gains on securities sales in the first quarter of 2015.

•	The first quarter of 2015 included $808,000 of interest income, or $0.02 per share, from a special one-time dividend payment from the Federal Home Loan Bank (FHLB) which impacts year-over-year comparability.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report strong first quarter 2016 results reflecting the continued success of our balanced growth strategy that includes both prudent organic and acquisition growth. While the first quarter is seasonally slower due to fewer days, the impact of winter weather, and higher compensation related costs, we continued our trend of fundamental progress across all parts of our business. Our year-over-year core net revenues grew 16%, while core expenses grew at a slower pace resulting in significant positive operating leverage and an improved efficiency ratio. Core EPS increased 20% and Core ROA increased 10% from the first quarter of 2015 and showed continued progress towards our strategic goals.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

“These results provide a strong foundation as we embark on our new 2016-2018 Strategic Plan. The Strategic Plan includes a full year 2016 core and sustainable ROA goal of 1.17%, increasing to at least 1.25% by the fourth quarter of 2016 and 1.30% by the fourth quarter of 2018. Our Strategic Plan reflects our focus on taking market share, deepening customer relationships, growing fee income and optimizing and innovating across our organization.

“Also, during the quarter we announced that we have obtained all required approvals for our combination with Penn Liberty Bank, which we expect to close in August 2016. This combination will allow us to continue our expansion in our highly desirable Southeastern Pennsylvania market. We expect core EPS accretion in 2016 from this combination, further embracing our profitability growth.

“Finally, during the quarter, we were named a top-ten ‘Top Work Place’ in the greater Philadelphia market by Philly.com. We have consistently been recognized as a top work place over the past decade and this latest award demonstrates our ability to successfully bring our culture, reputation and business model to the Pennsylvania market. We believe our strategy of ‘Engaged Associates delivering Stellar Experiences growing Customer Advocates and value for our Owners’ has been the foundation for our strong financial performance and is vital to our continued success.”

First Quarter 2016 Discussion of Financial Results

Continued solid growth in net interest income

Net interest income for the first quarter of 2016 was $45.4 million, an increase of $6.5 million, or 17% compared to the first quarter of 2015. The net interest margin increased 5 basis points (bps) to 3.87%. Adjusting for the impact of the special FHLB dividend of $808,000 in the first quarter of 2015, net interest income for the first quarter of 2016 increased $7.4 million, or 19%, and the net interest margin improved 13 bps over the previous year. These year-over-year increases in margin dollars and percentages reflect the impact of organic and acquisition growth and an improved balance sheet mix, in addition to the positive purchase accounting impacts from recent acquisitions.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

Compared to the fourth quarter of 2015, net interest income decreased $2.5 million, or 5% (not annualized), and net interest margin decreased 27 bps, as the fourth quarter of 2015 included several out-sized and nonrecurring items discussed in our fourth quarter of 2015 earnings release.

Loan growth continues

Net loans at March 31, 2016 were $3.79 billion, an increase of $23.1 million, or 2% (annualized) over December 31, 2015. The growth in loans was the result of more than an 8% (annualized) increase in both C&I loans ($40.6 million) and CRE loans ($20.2 million) and was partially offset by a decline in residential mortgages due to our strategy of selling newly originated residential mortgages in the secondary market, and also due to the expected, large, normal payoff activity in the construction portfolio.

Compared to the first quarter of 2015, net loans increased $557.9 million, or 17%. This substantial year-over-year loan growth was spread across all major loan categories and was well balanced between acquired loans of $291.1 million and organic loan growth of $266.8 million.

The following table summarizes loan balances and composition at March 31, 2016 compared to prior periods:

(Dollars in Thousands)	At March 31, 2016		At December 31, 2015		At March 31, 2015
Commercial & industrial	$1,980,780	52%	$1,940,204	52%	$1,719,234	53%
Commercial real estate	980,045	26	959,859	25	815,287	25
Construction	225,699	6	244,025	6	151,945	5

Total commercial loans	3,186,524	84	3,144,088	83	2,686,466	83
Residential mortgage	283,765	7	302,221	8	263,911	8
Consumer	361,174	10	361,637	10	325,160	10
Allowance for loan losses	(37,556)	(1)	(37,089)	(1)	(39,507)	(1)

Net Loans	$3,793,907	100%	$3,770,857	100%	$3,236,030	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Credit quality continues favorable trends

Credit quality metrics continued to show favorable trends and remained near historically low levels. Total nonperforming assets were $37.7 million at March 31, 2016, a $2.2 million, or 6% (not annualized) improvement from the fourth quarter of 2015, driven mostly by a reduction in nonaccruing loans. The nonperforming assets to total assets ratio improved to 0.66% from 0.71% at December 31, 2015.

Delinquencies (which include nonperforming delinquencies) decreased $20.8 million from December 31, 2015 to $22.9 million, or only 0.60% of gross loans at March 31, 2016. The decrease included the impact of the previously discussed one large ($17.3 million), highly-seasonal relationship which has shown similar payment experience in prior years, and was brought current in early January 2016.

Net charge-offs for the first quarter of 2016 were a low $313,000, or only 3bps of total net loans on an annualized basis, a reduction from $1.1 million, or 12bps annualized in the fourth quarter of 2015, and $705,000, or 9bps annualized, in the first quarter of 2015.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $1.3 million during the quarter ended March 31, 2016, a decrease of $1.2 million from the previous quarter primarily due to the aforementioned low net charge offs and overall favorable credit quality trends. Total credit costs increased $373,000 from the first quarter of 2015, which benefited from gains on sale of OREO properties and recovery of legal expenses.

The ratio of the ALLL to total gross loans was 0.99% at March 31, 2016, consistent with 0.98% at December 31, 2015. Excluding the accounting for acquired loans, the ALLL to total gross loans ratio would have been 1.10% at March 31, 2016 and 1.11% at December 31, 2015. The ALLL increased to 190% of nonaccruing loans from 175% at December 31, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Customer funding reflects continued growth in relationship accounts

Total customer funding increased $9.8 million from December 31, 2015. Organic growth was mainly in relationship accounts and was driven by an increase in core deposits of $35.0 million, or 4% (annualized). This was offset by a decrease of $26.1 million in time deposits. Time deposits decreased mainly due to allowing older, higher-rate CDs to either run-off or convert to core deposits as part of continued net interest margin management.

Compared to March 31, 2015, customer funding increased $540.5 million, or 16% to $3.88 billion. In addition to the deposits gained from the acquisition of Alliance in 2015 of $339.3 million, organic customer funding grew $201.2 million, or 6% year-over-year. This organic growth was primarily in relationship accounts as core deposits increased $295.5 million reflecting strong growth in market share.

At March 31, 2016 core deposits represented a robust 85% of total customer funding, and low-cost relationship checking deposit accounts represented 45% of total customer funding. The loan to customer funding ratio was also a healthy 99% at March 31, 2016.

The following table summarizes customer funding balances and composition at March 31, 2016 compared to prior periods:

(Dollars in thousands)	At March 31, 2016		At December 31, 2015		At March 31, 2015

Noninterest demand	$964,487	25%	$958,238	25%	$837,416	25%
Interest-bearing demand	786,780	20	784,619	20	699,312	21
Savings	449,061	11	439,918	11	418,004	12
Money market	1,107,421	29	1,090,050	28	899,917	27

Total core deposits	3,307,749	85	3,272,825	84	2,854,649	85
Customer time	560,939	14	587,011	15	474,003	14

Total customer deposits	3,868,688	99	3,859,836	99	3,328,652	99
Customer sweep accounts	14,753	1	13,770	1	14,257	1

Total customer funding	$3,883,441	100%	$3,873,606	100%	$3,342,909	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Double-digit growth continued in fee income over prior year

Core(n) fee income (noninterest income) increased $2.1 million, or 10% when compared to the same period a year ago. This came from across-the-board growth, including increases of $874,000 in credit/debit card and ATM income, $371,000 in deposit service charges, $355,000 from gain on sale of Small Business Administration (SBA) loans, and $161,000 in investment management and fiduciary revenue, in each case compared to the same period a year ago.

Compared to the fourth quarter of 2015, core(n) fee income increased $202,000, despite the seasonal decrease typically seen in fee income in the first quarter due to the impact of winter weather on economic activity. Key growth drivers included an increase in mortgage banking fee income of $302,000, an increase in credit/debit card and ATM income of $174,000 as well as the gain on sale of SBA loans (noted above), in each case compared to the fourth quarter of 2015. These increases were offset by a seasonal decrease of $457,000 in investment management and fiduciary revenue (discussed more below).

Our fee income for the first quarter of 2016 is a robust 33% of total revenue and our performance reflects the strength and diversity of our revenue streams.

Noninterest expense reflects franchise growth and seasonal expenses

Noninterest expense for the first quarter of 2016 was $43.2 million, an increase of $4.3 million when compared to the first quarter of 2015. Core(n) noninterest expense also increased $4.3 million when compared to the same period last year. Contributing to the year-over-year increase was $1.8 million of ongoing operating costs from the addition of the Alliance franchise and increased compensation expense from added staff to support our significant organic and acquisition growth. In addition, professional fees increased primarily due to higher legal and consulting fees in our Wealth Management segment.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Noninterest expense decreased $4.0 million when compared to the fourth quarter of 2015. Excluding notable items in both periods, core(n) noninterest expense increased $1.6 million. The increase included higher salary and related expenses reflecting typical first quarter seasonality, such as merit increases in salary, accruals for earned but unused paid time off (PTO), higher 401(k) matching costs and certain employer-paid taxes until caps are met, and higher seasonal occupancy-related costs.

Selected Business Segments (included in previous results):

Wealth Management revenue grows 8% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $634 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing for current income. Christiana Trust, with $12.5 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $8.8 million for the first quarter of 2016. This was an increase of $622,000, or 8% compared to the first quarter of 2015 and a decrease of $423,000, or 5% (not annualized) compared to the fourth quarter of 2015. The year-over-year increase included fee revenue growth of $273,000, or 5%, and reflects continued growth in several Wealth Management business lines, with particular strength in corporate trust services, bankruptcy administration and the partnership with WSFS Mortgage in the delivery of mortgage products to Private Banking clients. The decline in revenue over the prior quarter is primarily attributable to the very strong fourth quarter of 2015, including corporate trust services, as a result of a number of new securitization trust appointments in that quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $5.8 million during the first quarter of 2016 compared to $4.9 million during the first quarter of 2015 and $6.1 million during the fourth quarter of 2015. The year-over-year increase in costs was due to $677,000 of legal and consulting costs on a few legacy trust matters, as well as increased compensation expense due to higher revenue and other infrastructure costs necessary to support the continuing growth of the Wealth Management business.

Pre-tax income in the first quarter of 2016 was $2.9 million compared to $3.2 million in the first quarter of 2015 and $3.1 million in the fourth quarter of 2015 and was driven by the above-mentioned factors.

Cash Connect pre-tax income increases 18% over same quarter 2015.

Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services over 17,000 non-bank ATMs and retail safes nationwide with over $700 million in cash and also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Our Cash Connect® division recorded $7.3 million in net revenue (fee income less funding costs) in the first quarter of 2016, an increase of $877,000, or 14% from the first quarter of 2015, reflecting significant organic growth. Net revenue decreased $145,000 compared to the fourth quarter of 2015 due to typical seasonality. Noninterest expense (including intercompany allocations of expense) was $5.6 million during the first quarter of 2016, an increase of $614,000 from the first quarter of 2015 and an increase of $346,000 compared to the fourth quarter of 2016. Cash Connect® reported pre-tax income of $1.7 million for the first quarter of 2016, which was an increase of $264,000, or 18% from the first quarter of 2015. First quarter 2016 pre-tax income decreased $491,000, or 22% from $2.2 million when compared to the fourth quarter of 2015, primarily as a result of seasonality.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

The Cash Connect business’s significant year-over-year fee income growth was driven by the ongoing expansion of its core business offerings of ATM Vault Cash and related Total Cash Management services. This growth is due to the deepening of our relationships with some of the largest providers of ATM services in the United States. Our Cash Connect division is also continuing to gain traction with its new smart safe, cash logistics offering which is a recently added source of fee income. Three national smart safe partners are now boarding locations with our program which has expanded to 18 states.

Income taxes

The Company recorded an $8.7 million income tax provision in the first quarter of 2016, compared to $8.0 million in the fourth quarter of 2015 and a $7.3 million tax provision in the first quarter of 2015.

The effective tax rate was 35.5% in the first quarter of 2016, 36.4% in the fourth quarter of 2015 and 36.2% in the first quarter of 2015. The first quarter 2016 effective rate decreased slightly due to increased tax-exempt income and lower nondeductible expenses associated with acquisition activity.

Capital management

WSFS’ total stockholders’ equity at March 31, 2016 increased $17.1 million, or 3%, to $597.6 million, due to the quarterly earnings and an increase in the fair value of the available-for-sale investment portfolio, offset by common stock dividends and the Company’s stock buyback activity.

Similarly, WSFS’ tangible common equity(n) increased by 4% to $503.0 million at March 31, 2016 from $485.2 million at December 31, 2015. WSFS’ tangible common equity to asset ratio(n) increased by 16bps during the quarter to 9.00%. Tangible common book value per share(n) was $17.04 at March 31, 2016, or a $0.74, or 5%, increase from December 31, 2015, with all ratios reflecting the combined impact of the above noted changes.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

At March 31, 2016, WSFS Bank’s Tier I leverage ratio of 10.50%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.16%, and Total Capital ratio of 12.96%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

In the first quarter of 2016, WSFS repurchased 301,871 shares of common stock at an average price of $29.75 as part of our 5% buyback program approved by the Board of Directors during the fourth quarter of 2015. WSFS has 1,098,694 shares, or just under 4% of outstanding shares, remaining to repurchase under this current authorization.

Finally, the Board of Directors approved a quarterly cash dividend of $0.06 per share of common stock. This dividend will be paid on May 27, 2016 to shareholders of record as of May 13, 2016.

First quarter 2016 earnings release conference call

Management will conduct a conference call to review first quarter results at 1:00 p.m. Eastern Time (ET) on Friday, April 29, 2016. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until Thursday, May 12, 2016, by dialing 1-855-859-2056 and using Conference ID 85673942.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2016 WSFS Financial Corporation had $5.7 billion in assets on its balance sheet and $13.1 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of March 31, 2016, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2015 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015

Interest income:
Interest and fees on loans	$43,517	$45,449	$36,244
Interest on mortgage-backed securities	3,894	3,629	3,433
Interest and dividends on investment securities	1,220	1,085	860
Interest on reverse mortgage loans	1,045	1,336	1,236
Other interest income	370	314	1,078

	50,046	51,813	42,851

Interest expense:
Interest on deposits	2,118	1,811	1,942
Interest on Federal Home Loan Bank advances	1,048	676	713
Interest on trust preferred borrowings	371	353	327
Interest on senior debt	942	941	942
Interest on other borrowings	211	136	110

	4,690	3,917	4,034

Net interest income	45,356	47,896	38,817
Provision for loan losses	780	1,778	786

Net interest income after provision for loan losses	44,576	46,118	38,031

Noninterest income:
Credit/debit card and ATM income	6,901	6,727	6,027
Investment management and fiduciary revenue	5,254	5,711	5,093
Deposit service charges	4,276	4,342	3,905
Mortgage banking activities, net	1,654	1,352	1,703
Loan fee income	477	497	463
Investment securities gains, net	305	474	451
Bank-owned life insurance income	231	232	203
Other income	3,972	3,702	3,250

	23,070	23,037	21,095

Noninterest expense:
Salaries, benefits and other compensation	22,876	21,779	21,010
Occupancy expense	4,270	3,849	3,878
Equipment expense	2,473	2,348	2,082
Professional fees	2,403	2,473	1,472
Data processing and operations expense	1,542	1,498	1,422
Marketing expense	664	792	584
FDIC expenses	838	711	669
Early extinguishment of debt costs	—	651	—
Corporate development expense	569	5,473	596
Loan workout and OREO expense	503	613	(1)
Other operating expenses	7,061	7,000	7,201

	43,199	47,187	38,913

Income before taxes	24,447	21,968	20,213
Income tax provision	8,677	7,984	7,324

Net income	$15,770	$13,984	$12,889

Diluted earnings per share of common stock (p):
Net income allocable to common stockholders	$0.52	$0.46	$0.45

Weighted average shares of common stock outstanding for fully diluted EPS	30,228,788	30,234,365	28,752,987

Performance Ratios:
Return on average assets (a)	1.13%	1.03%	1.06%
Return on average equity (a)	10.65	9.71	10.30
Return on tangible common equity (a) (n)	13.13	11.84	12.00
Net interest margin (a)(b)	3.87	4.14	3.82
Efficiency ratio (c)	62.44	65.86	64.39
Noninterest income as a percentage of total net revenue (b)	33.35	32.15	34.91

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Assets:
Cash and due from banks	$92,543	$83,065	$92,481
Cash in non-owned ATMs	497,322	477,924	412,958
Investment securities (d)	206,119	196,776	157,955
Other investments	30,874	30,709	27,854
Mortgage-backed securities (d)	735,555	690,115	751,429
Net loans (e)(f)(l)	3,793,907	3,770,857	3,236,030
Reverse mortgage loans	24,739	24,284	27,035
Bank owned life insurance	90,439	90,208	76,712
Goodwill and intangibles	94,572	95,295	57,369
Other assets	120,084	126,729	106,657

Total assets	$5,686,154	$5,585,962	$4,946,480

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$964,487	$958,238	$837,416
Interest-bearing deposits	2,904,201	2,901,598	2,491,236

Total customer deposits	3,868,688	3,859,836	3,328,652
Brokered deposits	200,083	156,730	193,626

Total deposits	4,068,771	4,016,566	3,522,278

Federal Home Loan Bank advances	707,826	669,514	623,759
Other borrowings	264,598	264,697	250,798
Other liabilities	47,379	54,714	44,150

Total liabilities	5,088,574	5,005,491	4,440,985

Stockholders’ equity	597,580	580,471	505,495

Total liabilities and stockholders’ equity	$5,686,154	$5,585,962	$4,946,480

Capital Ratios:
Equity to asset ratio	10.51%	10.39%	10.22%
Tangible common equity to asset ratio (n)	9.00	8.84	9.17
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	12.16	12.31	12.59
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.50	10.88	10.69
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.16	12.31	12.59
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	12.96	13.11	13.56

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$19,791	$21,165	$20,681
Troubled debt restructuring (accruing)	13,909	13,647	22,500
Assets acquired through foreclosure	3,979	5,080	6,088

Total nonperforming assets	$37,679	$39,892	$49,269

Past due loans (h)	$127	$18,032	$694

Allowance for loan losses	$37,556	$37,089	$39,507

Ratio of nonperforming assets to total assets	0.66%	0.71%	1.00%
Ratio of nonperforming assets (excluding accruing TDRs)	0.42	0.47	0.54
Ratio of allowance for loan losses to total gross loans (i)	0.99	0.98	1.22
Ratio of allowance for loan losses to nonaccruing loans	190	175	191
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.03	0.12	0.09
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.03	0.29	0.09

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,192,711	$14,280	4.82%	$1,193,235	$16,532	5.54%	$955,680	$11,225	4.70%
Residential real estate loans (l)	286,853	3,179	4.43	294,255	3,205	4.36	249,612	2,414	3.87
Commercial loans	1,970,680	21,965	4.52	1,886,691	21,736	4.65	1,700,948	19,038	4.50
Consumer loans	361,040	4,093	4.56	359,708	3,976	4.39	325,449	3,567	4.44

Total loans (l)	3,811,284	43,517	4.61	3,733,889	45,449	4.89	3,231,689	36,244	4.50
Mortgage-backed securities (d)	711,352	3,894	2.19	694,803	3,629	2.09	723,018	3,433	1.90
Investment securities (d)	203,665	1,220	3.54	183,161	1,085	3.49	158,028	860	3.22
Reverse mortgage loans	25,137	1,045	16.63	25,266	1,336	21.15	28,253	1,236	17.50
Other interest-earning assets	30,558	370	4.87	25,351	314	4.90	31,623	1,078	13.83

Total interest-earning assets	4,781,996	50,046	4.27	4,662,470	51,813	4.47	4,172,611	42,851	4.22

Allowance for loan losses	(37,544)			(36,516)			(39,674)
Cash and due from banks	93,998			101,860			81,149
Cash in non-owned ATMs	452,052			415,311			402,072
Bank owned life insurance	90,290			88,926			76,583
Other noninterest-earning assets	216,460			200,674			148,445

Total assets	$5,597,252			$5,432,725			$4,841,186

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$766,209	$245	0.13%	$741,602	$195	0.10%	$673,976	$152	0.09%
Money market	1,098,595	749	0.27	1,110,235	712	0.25	875,273	538	0.25
Savings	443,822	139	0.13	434,973	130	0.12	408,555	52	0.05
Customer time deposits	574,422	745	0.52	555,108	600	0.43	490,077	1,049	0.87

Total interest-bearing customer deposits	2,883,048	1,878	0.26	2,841,918	1,637	0.23	2,447,881	1,791	0.30
Brokered deposits	166,974	241	0.58	187,878	174	0.37	180,618	151	0.34

Total interest-bearing deposits	3,050,022	2,119	0.28	3,029,796	1,811	0.24	2,628,499	1,942	0.30

FHLB of Pittsburgh advances	674,247	1,048	0.63	543,562	676	0.50	610,954	713	0.47
Trust preferred borrowings	67,011	371	2.23	67,011	353	2.09	67,011	327	1.98

Senior Debt	55,000	942	6.85	55,000	941	6.85	55,000	942	6.85
Other borrowed funds	155,011	210	0.54	143,929	136	0.38	127,325	110	0.34

Total interest-bearing liabilities	4,001,291	4,690	0.47	3,839,298	3,917	0.40	3,488,789	4,034	0.47

Noninterest-bearing demand deposits	949,607			967,436			811,365
Other noninterest-bearing liabilities	54,307			49,980			40,628
Stockholders’ equity	592,047			576,011			500,404

Total liabilities and stockholders’ equity	$5,597,252			$5,432,725			$4,841,186

Excess of interest-earning assets over interest-bearing liabilities	$780,705			$823,172			$683,822

Net interest and dividend income		$45,356			$47,896			$38,817

Interest rate spread
			3.80%			4.07%			3.75%

Net interest margin(o)
			3.87%			4.14%			3.82%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Stock Information (p):

Market price of common stock:
High	$33.71	$35.42	$26.51
Low	26.40	27.51	24.51
Close	32.52	32.36	25.21
Book value per share of common stock	20.24	19.50	17.88
Tangible common book value per share of common stock (n)	17.04	16.30	15.85
Number of shares of common stock outstanding (000s)	29,522	29,763	28,266
Other Financial Data:
One-year repricing gap to total assets (k)	1.86%	1.80%	1.86%
Weighted average duration of the MBS portfolio	4.1 Years	4.7 years	3.8 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$8,496	$(1,887)	$4,101
Number of Associates (FTEs) (m)	948	947	857
Number of offices (branches, LPO’s, operations centers, etc.)	63	63	56
Number of WSFS owned ATMs	442	467	460

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. See page 18
(o)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.
(p)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (n):	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net interest Income (GAAP)	$45,356	$47,896	$38,817
Less: FHLB Special Dividend	—	—	(808)

Core net interest income (non-GAAP)	45,356	47,896	38,009

Noninterest Income (GAAP)	23,070	23,037	21,095
Less: Securities gains	(305)	(474)	(451)

Core fee income (non-GAAP)	22,765	22,563	20,644

Core net revenue (non-GAAP)	$68,121	$70,459	$58,653

Noninterest expense (GAAP)	$43,199	$47,187	$38,913
Less: Corporate Development Costs	(569)	(5,473)	(596)
Debt extinguishment costs	—	(651)	—

Core noninterest expense (non-GAAP)	$42,630	$41,063	$38,317

	End of period
	March 31,	December 31,	March 31,
	2016	2015	2015
Total assets	$5,686,154	$5,585,491	$4,946,480
Less: Goodwill and other intangible assets	(94,572)	(95,295)	(57,369)

Total tangible assets	$5,591,582	$5,490,196	$4,889,111

Total Stockholders’ equity	$597,580	$580,471	$505,495
Less: Goodwill and other intangible assets	(94,572)	(95,295)	(57,369)

Total tangible common equity (non-GAAP)	$503,008	$485,176	$448,126

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$20.24	$19.50	$17.88
Tangible common book value per share (non-GAAP)	17.04	16.30	15.85

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.51%	10.39%	10.22%
Tangible common equity to asset ratio (non-GAAP)	9.00	8.84	9.17

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
GAAP net income	$15,770	$13,984	$12,889
Less: Sec. gains, corp. dev. costs, debt ext. & FHLB dividend, net of taxes	241	3,835	(236)

Non-GAAP net income	$16,011	$17,819	$12,653

Return on Average Assets (ROA)	1.13%	1.03%	1.06%
Less: Sec. gains, corp. dev. costs, debt ext. & FHLB dividend, net of taxes	0.01	0.28	(0.02)

Non-GAAP ROA	1.14%	1.31%	1.04%

GAAP EPS	$0.52	$0.46	$0.45
Less: Sec. gains, corp. dev. costs, debt ext. & FHLB dividend, net of taxes	0.01	0.13	(0.01)

Core EPS (non-GAAP)	$0.53	$0.59	$0.44